Exhibit 10.1
DESCRIPTION OF DIRECTORS AND
NAMED EXECUTIVE OFFICERS COMPENSATION

In accordance with the “Frequently Asked Questions” bulletin posted by the staff of the Division of Corporation Finance of the Securities and Exchange Commission on November 23, 2004 on the Securities and Exchange Commission’s website, we are disclosing the following information that the Securities and Exchange Commission may deem to be material definitive agreements with our directors and executive officers.

In 2011, non-employee directors of Bancorp will receive a fee of $750 per meeting.  Each director of Bancorp is also a director of the Bank.  Meetings of the directors of Bancorp are held immediately before or after meetings of the directors of the Bank. In 2011, non-employee directors of the Bank, who are also directors of Bancorp will receive $1,550 per attended meeting, with the Vice-Chairman receiving $5,500 per attended meeting. Non-employee directors of the Bank who are not directors of Bancorp will receive $500 per attended meeting. In addition, each non-employee committee member will receive the following: $880 per Compensation Committee meeting; $800 per Corporate Governance Committee meeting; and $880 per Audit and Examining Committee meeting.  The Chairman of each committee will receive a fee of up to $270 per committee meeting.  The Board members receive no additional compensation for acting as the Nominating Committee.

We have not entered into employment agreements with any of the executive officers, who are employed on an at-will basis.  In 2011, the Bank’s executive officers will earn the annual base salaries set forth opposite their names below and will be entitled to a bonus, if any, as determined by the Compensation Committee, subject to any limitations imposed by the Emergency Economic Stabilization Act of 2008 and the regulations adopted under such act.

Name	Title	2011 Salary
Alan J. Hyatt	President and Chief Executive Officer	$354,900
Thomas G. Bevivino	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	$197,400
Phillip V. Jones, Jr.	Executive Vice President and Chief Relationship Officer	$170,000

The executive officers are entitled to participate in the Bank’s 401(k) Plan and in an Employee Stock Ownership Plan.  The Bank makes a matching contribution of 50% of each executive officer’s 401(k) Plan contribution up to 6% of such executive officer’s salary, and an additional non-matching contribution at the discretion of the Board of Directors.  In addition, the Bank pays the health insurance premiums for Mr. Bevivino and Mr. Jones.  Executive officers are eligible for equity-based awards under our 2008 Equity Incentive Plan.

Exhibit 10.1 -- Page 1 --